For Immediate Release
Thursday, April 3, 2014
Contacts: Ryan Hornaday, SVP/Finance & Treasurer
rhornaday@emmis.com
Patrick Walsh, CFO/COO, pwalsh@emmis.com
317.266.0100

Emmis Delivers Strong Fourth Quarter and Full Year Revenue Growth
Radio Revenues up Double Digits in Fourth Quarter and 5% for Full Year

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full-year ending February 28, 2014.

Emmis’ radio net revenues for the fourth fiscal quarter were up 11%, from $29.1 million to $32.4 million. Excluding 98.7FM in New York, which is being programmed by ESPN pursuant to an LMA, radio net revenues were up 12%. These results outperformed Emmis’ local radio markets in which revenue growth improved 4% during the quarter.

For the full year, radio net revenues were $145.4 million, compared to $138.6 million in the prior year, an increase of 5%. These results also outperformed Emmis’ local radio markets in which revenue growth improved 3% for the year.

Publishing net revenues were up 3% in the fourth fiscal quarter and 4% for the full year.

“Fiscal 2014 marked the fourth consecutive year we have outperformed our local radio markets and the radio industry as a whole. Our strong operating performance is the result of sound strategy and its execution by a phenomenal workforce that makes me so proud. We are very excited about the addition of WBLS and WLIB in New York and the momentum behind NextRadio as we head into fiscal 2015,” Jeff Smulyan, President & CEO of Emmis said.

For the fourth fiscal quarter, operating income was $0.7 million, compared to a loss of $0.4 million for the same quarter of the prior year. Emmis’ station operating income for the fourth fiscal quarter was $6.9 million, compared to $7.1 million for the same quarter of the prior year. The decrease in station operating income in the fourth fiscal quarter was due in part to recognition of incentive compensation expense based on full-year operating results that were achieved based on strong fourth quarter results, as well as several non-recurring items, including $0.7 million in severance associated with the integration of WBLS and WLIB.

For the full year, operating income was $22.2 million, compared to $16.5 million in the prior year. Emmis’ station operating income in fiscal 2014 was $48.4 million, compared to $42.9 million in fiscal 2013.

During the fourth fiscal quarter, Emmis reversed substantially all of the valuation allowance previously recorded against its deferred tax assets. As a result, Emmis recorded a benefit for income taxes of approximately $35 million in the quarter.
At year-end, Emmis’ leverage ratio under its senior secured credit agreement was 2.5x, marking Emmis’ lowest leverage ratio since 2000.
Emmis commenced providing programming and selling advertising at WBLS and WLIB in New York pursuant to a Local Programming and Marketing Agreement (“LMA”) on March 1, 2014. Because this LMA commenced on the first day of Emmis’ fiscal 2015, no actual or pro forma results for these stations are included in this release. The $0.7 million severance charge recorded in Emmis’ fourth fiscal quarter relates to Emmis employees in New York that were notified in February 2014 that their employment was being terminated.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Exhibit 99.1 - Page 1

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.
Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 18 FM and 3 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN and operates two additional stations in New York (1 FM and 1 AM) pursuant to a Local Marketing Agreement (“LMA”) whereby Emmis provides the programming for these stations and sells all advertising within that programming pending its acquisition of the stations. In addition, one of the FM radio stations Emmis currently owns in New York is operated pursuant to a LMA by a third party.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions or to consummate dispositions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Exhibit 99.1 - Page 2

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended February 28,		Year ended February 28,

	2014	2013	2014	2013

OPERATING DATA:
Net revenues:
Radio	$32,360	$29,080	$145,399	$138,630
Publishing	14,612	14,221	59,747	57,454
Total net revenues	46,972	43,301	205,146	196,084
Station operating expenses excluding
depreciation and amortization expense:
Radio	25,496	20,458	99,924	95,830
Publishing	15,315	15,864	59,085	58,241
Total station operating expenses excluding
depreciation and amortization expense	40,811	36,322	159,009	154,071
Corporate expenses excluding depreciation
and amortization expense	3,901	4,969	17,024	17,819
Hungary license litigation and related expenses	263	596	2,058	1,381
Depreciation and amortization	1,259	1,210	4,866	4,722
Impairment loss	—	448	—	11,419
Loss (gain) on sale of assets	2	106	(8)	(9,877)
Operating income (loss)	736	(350)	22,197	16,549
Interest expense	(1,627)	(2,893)	(7,068)	(20,899)
Loss on debt extinguishment	—	(3,367)	(653)	(4,508)
Other income (expense), net	22	(157)	116	(10)
Income (loss) before income taxes and
discontinued operations	(869)	(6,767)	14,592	(8,868)
Benefit for income taxes	(34,974)	(2,091)	(34,063)	(7,039)
Income (loss) from continuing operations	34,105	(4,676)	48,655	(1,829)
Income from discontinued operations, net of tax	—	9,956	—	50,080
Consolidated net income	34,105	5,280	48,655	48,251
Net income attributable to noncontrolling interests	944	964	5,174	4,479
Net income attributable to the Company	33,161	4,316	43,481	43,772
Gain on extinguishment of preferred stock	—	—	325	—
Preferred stock dividends	—	—	—	(1,806)
Net income attributable to common shareholders	$33,161	$4,316	$43,806	$41,966

Exhibit 99.1 - Page 3

	Three months ended February 28,		Year ended February 28,

	2014	2013	2014	2013

Amounts attributable to common shareholders for basic earnings per share:
Continuing operations	$33,161	$(5,640)	$43,806	$(8,114)
Discontinued operations	—	9,956	—	50,080
Net income attributable to common shareholders	$33,161	$4,316	$43,806	$41,966

Amounts attributable to common shareholders for diluted earnings per share:
Continuing operations	$33,161	$(5,640)	$43,481	$(8,114)
Discontinued operations	—	9,956	—	50,080
Net income attributable to common shareholders	$33,161	$4,316	$43,481	$41,966

Basic net income (loss) per common share:
Continuing operations	$0.82	$(0.14)	$1.08	$(0.21)
Discontinued operations	—	0.25	—	1.29
Net income attributable to common shareholders	$0.82	$0.11	$1.08	$1.08

Diluted net income (loss) per common share:
Continuing operations	$0.71	$(0.14)	$0.94	$(0.21)
Discontinued operations	—	0.25	—	1.29
Net income attributable to common shareholders	$0.71	$0.11	$0.94	$1.08

Weighted average shares outstanding:
Basic	40,682	39,532	40,506	39,034
Diluted	46,606	39,532	46,042	39,034

OTHER DATA:
Station operating income (See below)	$6,927	$7,053	$48,373	$42,865
Cash paid for (refund from) income taxes, net	112	827	(903)	2,175
Cash paid for interest	1,468	3,973	6,289	21,811
Capital expenditures	780	1,213	3,057	3,364

Noncash compensation by segment:
Radio	$497	$90	$1,477	$575
Publishing	269	(16)	759	277
Corporate	565	544	2,648	2,090
Total	$1,331	$618	$4,884	$2,942

Exhibit 99.1 - Page 4

	Three months ended February 28,		Year ended February 28,

	2014	2013	2014	2013

COMPUTATION OF STATION OPERATING INCOME:
Operating income (loss)	$736	$(350)	$22,197	$16,549
Plus: Depreciation and amortization	1,259	1,210	4,866	4,722
Plus: Hungary litigation expense and related costs	263	596	2,058	1,381
Plus: Corporate expenses	3,901	4,969	17,024	17,819
Plus: Station noncash compensation	766	74	2,236	852
Plus: Impairment loss	—	448	—	11,419
Less: Loss (gain) on sale of assets	2	106	(8)	(9,877)
Station operating income	$6,927	$7,053	$48,373	$42,865

SELECTED BALANCE SHEET INFORMATION:	February 28, 2014	February 28, 2013
Total Cash and Cash Equivalents	$5,304	$8,735
Credit Agreement Debt	$54,000	$67,000
98.7FM Nonrecourse Debt	$74,942	$79,068

Exhibit 99.1 - Page 5